For further information, contact:

Michael Hara                                                                                                                                                 Calisa Cole
Investor Relations                                                                                                                                                 Corporate Communications
NVIDIA Corporation                                                                                                                                                  NVIDIA Corporation
(408) 486-2511                                                                                                                                                     (408) 486-6263
mhara@nvidia.com                                                                                                                                                     ccole@nvidia.com

FOR IMMEDIATE RELEASE

NVIDIA REPORTS RECORD RESULTS FOR SECOND QUARTER OF FISCAL 2008
Company Achieves Record Revenue, Record Net Income, and Record Gross Margin

SANTA CLARA, CA—AUGUST 9, 2007—NVIDIA Corporation (Nasdaq: NVDA) today reported financial results for the second quarter of fiscal 2008 ended July 29, 2007.

For the second quarter of fiscal 2008, revenue increased to a record $935.3 million compared to $687.5 million for the second quarter of fiscal 2007, an increase of 36 percent. Net income computed in accordance with U.S. generally accepted accounting principles (GAAP) for the second quarter of fiscal 2008 was a record $172.7 million, or $0.43 per diluted share, an increase of 99 percent compared to the second quarter of fiscal 2007. GAAP gross margin improved by 280 basis points from a year ago to a record 45.3 percent.

Non-GAAP net income for the second quarter of fiscal 2008, which excludes stock-based compensation charges and the associated tax impact, was $198.1 million, or $0.51 per diluted share, an increase of 77 percent compared to the second quarter of fiscal 2007. Non-GAAP gross margin improved to a record 45.6 percent, an increase of 290 basis points from a year ago.

For the six months ended July 29, 2007, revenue increased to a record $1.78 billion compared to $1.37 billion for the six months ended July 30, 2006, an increase of 30 percent. GAAP net income for the six months ended July 29, 2007 was $305.0 million, or $0.76 per diluted share, compared to $178.8 million, or $0.46 per diluted share, for the six months ended July 30, 2006.

Non-GAAP net income for the six months ended July 29, 2007, which excludes stock-based compensation charges and the associated tax impact, was $362.5 million, or $0.93 per diluted share, compared to $223.2 million, or $0.58 per diluted share, for the six months ended July 30, 2006.

“NVIDIA delivered an outstanding quarter, with record revenue, record gross margin, and record net income. These results reflect the growing importance of the GPU as well as great execution across the company,” said Jen-Hsun Huang, president and CEO of NVIDIA. “Our ongoing strategy to extend the reach of the GPU is paying off. There is a fast-growing universe of applications that rely on the processing capability of the GPU, from 3D design and styling tools, video and photo editing software, 3D maps, and video games, to the user interfaces of the Mac and Vista. The GPU can surely enhance the computing experience for everyone, from artists, engineers, and scientists, to gamers and everyday PC users.”

“As the leading and only dedicated GPU company in the world, our opportunity has never been more exciting as the number of applications and digital devices that benefit from the GPU continues to grow,” Mr. Huang added.

Second Quarter Fiscal 2008 Highlights:

•
The GeForce® desktop and notebook product lines each achieved record revenue. The desktop GPU product line grew 37 percent year-over-year, and the notebook GPU product line grew 129 percent from last year.

•	NVIDIA continued to capture leading share in five GPU categories, according to Mercury Research:
o	Total Standalone – 66 percent
o	Total Desktop Standalone – 65 percent
o	DirectX 9 – 64 percent
o	DirectX 10 – 75 percent
o	Total Notebook Standalone – 68 percent

•
In May, NVIDIA announced its most comprehensive and successful notebook GPU offerings to date. The new GeForce 8M Series GPUs are now available on the new Santa Rosa platform from top PC OEMs such as Acer, Apple, ASUS, HP, Lenovo, Samsung, Sony and Toshiba. The two most notable design wins are the new Lenovo ThinkPad T-Series, NVIDIA’s first ever with Lenovo ThinkPad, and the new Apple MacBook Pro notebooks.

•
In June, NVIDIA launched the Tesla™ product line, its entry into the high-performance computing industry. HPC Wire, the most recognized and accessed news and information site covering the entire ecosystem of high productivity computing, named the Tesla product line as one of the most significant launches in the HPC industry in the first half of 2007. The Tesla family consists of the C870 GPU Computing Processor, the D870 Deskside Supercomputer, and the S870 1U Computing Server.

•
The NVIDIA nForce® 650i SLI™ motherboard powers the new Maximum PC Dream Machine 2007. This is the third consecutive year in which an nForce product has been selected as the Dream Machine motherboard of choice. Maximum PC, the number one magazine for home computing enthusiasts, chose the nForce 650i SLI motherboard because of its over-clocking ability with quad-core CPUs and SLI technology support.

•
NVIDIA introduced an entirely new line of G8X-based next-generation professional notebook GPUs – the NVIDIA Quadro® FX 1600M, 570M, and 360M products. Each features the Unified Shader Architecture, Shader Model 4.0, and GPU Computing capabilities.

NVIDIA will conduct a conference call with analysts and investors to discuss its second quarter fiscal 2008 financial results and current financial prospects today at 2:00 P.M. Pacific Time (5:00 P.M. Eastern Time). To listen to the call, please dial (212) 231-2901. A live Web cast (listen-only mode) of the conference call will be held at the NVIDIA investor relations Web site www.nvidia.com/ir and at http://www.streetevents.com. The Web cast will be recorded and available for replay until the Company’s conference call to discuss its financial results for its third quarter fiscal 2008.

Non-GAAP Measures
To supplement the Company’s Condensed Consolidated Statements of Income presented in accordance with GAAP, we use non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP gross profit, non-GAAP net income, and non-GAAP diluted net income per share. In order for our investors to be better able to compare our current results with those of previous periods, we have shown a reconciliation of GAAP to non-GAAP financial measures. These reconciliations adjust the related GAAP financial measures to exclude stock-based compensation, a non-recurring credit associated with the net cumulative impact of estimating forfeitures as a result of the adoption of SFAS 123R, and the associated tax impact, where applicable. We believe the presentation of our non-GAAP financial measures enhances the user's overall understanding of our historical financial performance. The presentation of our non-GAAP financial measures is not meant to be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP, and our non-GAAP measures may be different from non-GAAP measures used by other companies.

About NVIDIA
NVIDIA Corporation is the worldwide leader in programmable graphics processor technologies. The Company creates innovative, industry-changing products for computing, consumer electronics, and mobile devices. NVIDIA is headquartered in Santa Clara, CA and has offices throughout Asia, Europe, and the Americas. For more information, visit www.nvidia.com.

Certain statements in this press release including, but not limited to, statements as to: the growing importance and uses for the GPU; our strategy; potential growth; our opportunities; and the use of non-GAAP financial measures are forward-looking statements that are subject to risks and uncertainties that could cause results to be materially different than expectations. Important factors that could cause actual results to differ materially include: slower than expected growth of a target market; the impact of technological development and competition; delays in the development of new products or technologies; manufacturing or software defects; our reliance on third-party manufacturers; whether customers continue to adopt our technologies and products; general industry trends; changes in industry standards and interfaces as well as other factors detailed from time to time in the reports NVIDIA files with the Securities and Exchange Commission including its Form 10-Q for the period ended April 29, 2007. Copies of reports filed with the SEC are posted on our Web site and are available from NVIDIA without charge. These forward-looking statements are not guarantees of future performance and speak only as of the date hereof, and, except as required by law, NVIDIA disclaims any obligation to update these forward-looking statements to reflect future events or circumstances.
                                # # #

Copyright © 2007 NVIDIA Corporation. All rights reserved. NVIDIA, GEFORCE, NVIDIA NFORCE, NVIDIA QUADRO, SLI, and TESLA are registered trademarks and/or trademarks of NVIDIA Corporation in the United States and other countries. All other company and/or product names may be trade names, trademarks, and/or registered trademarks of the respective owners with which they are associated. Features, pricing, availability, and specifications are subject to change without notice.

NVIDIA CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	July 29,	July 30,	July 29,	July 30,
	2007	2006	2007	2006

Revenue	$935,253	$687,519	$1,779,533	$1,369,326
Cost of revenue	511,261	395,391	975,403	788,525
Gross profit	423,992	292,128	804,130	580,801
Operating expenses:
Research and development	157,952	127,257	316,273	250,459
Sales, general and administrative	81,280	69,055	161,851	133,017
Total operating expenses	239,232	196,312	478,124	383,476
Operating income	184,760	95,816	326,006	197,325
Interest and other income, net	16,091	8,706	28,634	17,269
Income before income tax expense	200,851	104,522	354,640	214,594
Income tax expense (A)	28,119	17,769	49,649	36,481
Income before change in accounting principle	172,732	86,753	304,991	178,113
Cumulative effect of change in accounting principle, net of income tax (B)	-	-	-	704
Net income	$172,732	$86,753	$304,991	$178,817

Basic net income per share	$0.47	$0.25	$0.84	$0.51
Diluted net income per share	$0.43	$0.22	$0.76	$0.46

Shares used in basic per share computation	364,870	350,244	362,850	349,090
Shares used in diluted per share computation	402,553	385,589	400,638	387,485

(A) The effective income tax rate for the three and six months ended July 29, 2007 was 14%. The effective income tax rate for the three and six months ended July 30, 2006 was 17%.
(B) Reflects the net cumulative impact of estimating forfeitures as a result of adoption of SFAS 123R.

NVIDIA CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	July 29,	July 30,	July 29,	July 30,
	2007	2006	2007	2006

GAAP gross profit	$423,992	$292,128	$804,130	$580,801
Stock-based compensation expense included in cost of revenue	2,702	1,746	5,511	2,973
Non-GAAP gross profit	$426,694	$293,874	$809,641	$583,774

GAAP net income	$172,732	$86,753	$304,991	$178,817
Stock-based compensation expense (A)	29,460	28,866	66,865	51,091
Income tax impact of non-GAAP entries	(4,125)	(3,573)	(9,362)	(6,029)
Cumulative effect of change in accounting principle, net (B)	-	-	-	(704)
Non-GAAP net income	$198,067	$112,046	$362,494	$223,175

Diluted net income per share
GAAP	$0.43	$0.22	$0.76	$0.46
Non-GAAP	$0.51	$0.29	$0.93	$0.58

Shares used in GAAP diluted net income per share computation	402,553	385,589	400,638	387,485
Cumulative impact of non-GAAP adjustments (C)	(10,388)	(5,069)	(10,668)	(5,426)
Shares used in non-GAAP diluted net income per share computation	392,165	380,520	389,970	382,059

(A) Results include stock-based compensation expense as follows (in thousands):
	Three Months Ended		Six Months Ended
	July 29,	July 30,	July 29,	July 30,
	2007	2006	2007	2006

Cost of revenue	$2,702	$1,746	$5,511	$2,973
Research and development	$16,421	$16,588	$38,821	$31,014
Sales, general and administrative	$10,337	$10,532	$22,533	$17,104

(B) Reflects the net cumulative impact of estimating forfeitures as a result of adoption of SFAS 123R.
(C) Reflects an adjustment to the diluted outstanding shares calculated under SFAS 123R to conform to diluted outstanding shares calculated under prior accounting standards (APB 25).

NVIDIA CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	July 29,	January 28,
	2007	2007
ASSETS

Current assets:
Cash, cash equivalents and marketable securities	$1,571,563	$1,117,850
Accounts receivable, net	508,435	518,680
Inventories	276,305	354,680
Prepaid expenses and other current assets	41,102	40,560
Total current assets	2,397,405	2,031,770

Property and equipment, net	264,832	260,828
Deposits and other assets	25,912	35,729
Goodwill	293,383	301,425
Intangible assets, net	54,735	45,511
Total assets	$3,036,267	$2,675,263

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$323,381	$272,075
Accrued liabilities	357,417	366,732
Total current liabilities	680,798	638,807

Other long-term liabilities	95,191	29,537
Stockholders' equity	2,260,278	2,006,919

Total liabilities and stockholders' equity	$3,036,267	$2,675,263